Exhibit 5.1

MAPLES and CALDER

Vimicro International Corporation

15/F Shining Tower

No. 35 Xueyuan Road, Haidian District

Beijing 100083, People’s Republic of China

July 21, 2006

Dear Sirs,

Re:	Vimicro International Corporation

We have examined the Registration Statement on Form S-8 to be filed by Vimicro International Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the “Shares”) for issuance pursuant to the following documents (collectively, the “Plans”):

•	Stock Option Agreements dated March 17, 2004 between the Company and each of the individuals receiving options on the same date

•	2004 Share Option Plan

•	2005 Share Incentive Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder
Maples and Calder